UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  September 7, 2011

PARLUX FRAGRANCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-15491	22-2562955
(Commission File Number)	(IRS Employer Identification No.)

5900 North Andrews Avenue, Suite 500, Fort Lauderdale, Florida	33309
(Address of Principal Executive Offices)	(Zip Code)

954-316-9008
(Registrant’s Telephone Number, Including Area Code)

________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

In connection with Parlux Fragrances, Inc.’s (“Parlux”) previously disclosed negotiations with Perfumania Holdings, Inc. (“Perfumania”), one of Parlux’s largest customers, regarding a possible business combination between Parlux and Perfumania, Parlux and Perfumania entered into a Mutual Confidentiality Agreement on September 7, 2011 to allow the companies to proceed with customary due diligence.  In addition, in order to allow the parties to explore a potential transaction in an orderly and efficient manner, Parlux , on the one hand, and Perfumania and its principal shareholder, on the other hand, entered into an agreement whereby the parties agreed that, until the earlier of October 28, 2011 or termination of negotiations in writing by either Parlux or Perfumania, (i) Perfumania and its affiliates would pursue a business combination with Parlux exclusively through negotiations with Parlux, (ii) Parlux would not amend its bylaws to include a provision requiring advance notice of shareholder nominations to the board of directors and (iii) Parlux would schedule its annual meeting no sooner than December 9, 2011.

Representatives of Parlux and Perfumania may continue to engage in discussions regarding a potential combination of the two companies.  However, they are under no obligation to do so. There can be no assurance that any agreement between Parlux and Perfumania regarding a potential business combination will be reached, or if such an agreement is reached, that such a transaction will be consummated. Parlux does not intend to provide further comment or updates with respect to a possible transaction unless and until an agreement is reached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARLUX FRAGRANCES, INC.

Dated: September 8, 2011	By:	/s/ Raymond J. Balsys
Raymond J. Balsys,
Vice President and Chief Financial Officer
(Principal Financial and Principal Accounting Officer)